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                                             File No. 70-9167



                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                  POST-EFFECTIVE AMENDMENT NO. 2
                               TO
                            FORM U-1

                     APPLICATION/DECLARATION

                              UNDER

          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935




                   NEW ENGLAND ELECTRIC SYSTEM

            (Name of company filing this statement)


                        25 Research Drive
                 Westborough, Massachusetts 01582

            (Address of principal executive offices)



                   NEW ENGLAND ELECTRIC SYSTEM

   (Name of top registered holding company parent of applicant)






John G. Cochrane                   Kirk L. Ramsauer
Treasurer                          Associate General Counsel
25 Research Drive                  25 Research Drive
Westborough, Massachusetts 01582   Westborough, Massachusetts 01582

           (Names and addresses of agents for service)

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     Form U-1 Application/Declaration dated January 28, 1998 (Commission's
File No. 70-9167), as previously amended, is hereby further amended as follows:

      Item 1 is hereby amended by the addition of the following:

     On July 10, 1998, 267,592 shares were issued in connection with the acquisition of substantiation on all of the assets of PAL Corporation.

     As of June 30, 1998, the date of NEES' most recent Quarterly Report on Form 10-Q, NEES' total capitalization was $3,138,717. Fifteen percent of that number is $470,808. NEES' total capitalization on said date, adjusted to reflect the sale of assets as set out in NEES' Current Report on Form 8-K, dated September 1, 1998, was $2,837,508. Fifteen percent of that number is $425,626.

     As of September 16, 1998, NEES has contributed the following amounts to its subsidiaries in connection with energy related company investments pursuant to Rule 58:

     Total current aggregated investment:

     AllEnergy                          80.2
     Hydroserv                           0.2
     New England Water Heater            4.3
     Nexus (software)                    1.4
                                        ----
     Total                                             86.1

     Therefore, the aggregate investment by NEES and its subsidiaries in energy related companies pursuant to Rule 58 does not exceed the greater of
(i) $50 million or (ii) 15% of the consolidated capitalization of NEES as reported in NEES' most recent Annual Report on Form 10-K or Quarterly Report of Form 10-Q. NEES and its affiliates will fully comply with the requirements of Rule 58 in connection with acquisitions of energy-related companies.

     Item 6(a) "Exhibits" is hereby amended by supplying the following exhibits, filed herewith.

     C-1 Registration Statement (Form S-4), including all financial statements and exhibits thereto, incorporated herein by reference to File No. 333-60315.

     F-1  Opinion of counsel

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                            SIGNATURE


     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 2 to Form U-1 Application/Declaration (Commission's File No. 70-9167) to be signed on its behalf, as indicated, by the undersigned officer thereunto duly authorized by such company.


                              New England Electric System


                                   s/John G. Cochrane

                              By
                                 John G. Cochrane
                                 Treasurer



Date: October 26, 1998



The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.